Exhibit 99.2

April 25, 2013

Dear Fellow Shareholders:

We have entered a time in the calendar year when the New Year is no longer “new.” Our first business quarter of 2013 is complete and in the books. As Tax day is behind us and May is around the corner, we are working diligently on executing our strategic plans for the second quarter, even as we pause briefly to take stock of the last three months.

My snapshot analysis for you is that our Bank continues to prosper and deliver positive earnings. Our profits this past quarter were not as robust as we have enjoyed in recent quarters; however, strong loan growth and increased fee income in March gave us a strong momentum to enter the second quarter. Farmers also remains profitable and has successfully maintained profitability through a struggling economy. As management implements 2013’s strategies, we maintain a positive outlook on opportunities and additional successes. Below are a few first quarter business highlights for your review.

2013 First Quarter Business Highlights:

Loan Growth and Asset Quality

With the Valley continuing to thrive in manufacturing, shale energy, auto sales and the housing market resurgence, Farmers experienced a lift in loan growth for the month of March. Loans increased with commercial and commercial real estate new loan activity contributing to the growth in loan income. Loan balances in these two categories increased by $9.6 million from February 2013 to March 2013. In addition, Farmers continues to be diligent in improving asset quality and we are pleased with the results reflected in the following metrics: non-performing loans decreased from $11 million at March 31, 2012 to $7.4 million at March 31, 2013 and non-performing assets to total assets decreased from 1.05% at March 31, 2012 to 0.68% at March 31, 2013

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

New Alliance Branch

Farmers’ outward push from our Mahoning Valley home base to new marketplaces continues. With the goal of attracting a loyal customer base from the Alliance community and the University of Mount Union, we are in the preliminary stages of building an Alliance branch, near campus.

In anticipation of our newly constructed branch slated to open in April 2014, we plan to make temporary arrangements so we may enter the Alliance market in time for the start of classes in August. We intend to staff a temporary office in a mobile unit located in our future parking lot. This temporary space is specifically designed for bank use and includes teller space, an ATM and a drive-up window. The “Bank in Box” location is scheduled to begin operations in Alliance in July, 2013.

Mobile Banking

I am pleased to announce that Farmers now offers an additional delivery channel for our banking customers. The Farmers National Bank Mobile Banking service is a convenience solution for our customers who are on-the-go. Individuals can download a Farmers National Bank Mobile App to begin receiving service. Once enrolled, mobile banking becomes a “mobile wallet” making it possible to check balances, make transactions, pay bills, transfer funds, and more…all from a mobile device. For more information, visit our website at www.farmersbankgroup.com or contact our Customer Support Center at 1-888-988-3276.

Conclusion/Outlook

Farmers continues to be a dynamic company, finding new ways to grow and new ways to innovate. Each time we achieve an ambitious goal, we realize there is more we can accomplish together. Working together to move forward in the same direction has been our consistent theme at Farmers and because of that, the year always feels “new” and full of promise.

As always, I welcome your calls, emails and comments.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com